UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2009

ISCO INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-22302	36-3688459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive
Elk Grove Village, IL	60007
(Address of principal executive offices)	(Zip Code)

(847) 391-9400
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

(e)
2008 Performance Recognition.  On January 12, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of ISCO International, Inc. (the “Company”) approved the award of performance compensation to certain named executive officers in consideration of their performance and achievements in fiscal year 2008.  The Committee approved the following awards: (i) 600,000 shares of restricted stock and a cash bonus in the amount of $49,500 to Gordon Reichard, Jr., the Company’s Chief Executive Officer, and (ii) 600,000 shares of restricted stock to Amr Abdelmonem, the Company’s Chief Operating Officer and Chief Technology Officer.  These award determinations represent payment at a reduced level compared to the established target bonus level for each of Messrs. Reichard and Abdelmonem in his restricted stock award agreement and/or employment agreement. The Committee also determined that Mr. Reichard will not receive any increase in his base salary in 2009, as would have been required by the terms of his employment agreement.

2009 Executive Bonus Program.  Also on January 12, 2009, the Committee adopted the executive officer bonus program for fiscal year 2009 pursuant to which: (i) each of Messrs. Reichard and Abdelmonem is eligible to receive an award of restricted stock based on performance goals set by the Committee, as contemplated by his restricted stock agreement and/or employment agreement, the goals of which are the same as outlined below for the cash bonus; and (ii) each of Messrs. Reichard and Abdelmonem and Gary Berger, the Company’s Chief Financial Officer, is eligible to receive a cash bonus if the Company achieves a specified level of positive EBITDA in 2009.  The amount of each cash bonus will be calculated using a formula adopted by the Committee based on the Company’s revenue and EBITDA in 2009. The cash bonus will be based on 2009 revenue (60% of total cash bonus) and 2009 EBITDA (40% of total cash bonus).  Once the EBITDA threshold is achieved, the level of EBITDA attainment (three tiers) determines the total possible bonus payout, and the percent of revenue attainment determines the revenue portion of the bonus. The maximum cash bonus that may be achieved under this program by each of Messrs. Reichard, Abdelmonem and Berger is $125,000, $100,000 and $80,000.  The cash bonuses will be finalized and paid upon conclusion of the Company’s audit for fiscal year 2009 and filing of the Form 10-K.  The cash bonus described above for Mr. Reichard replaces any cash bonus contemplated by Mr. Reichard’s employment agreement. Mr. Abdelmonem’s employment agreement does not currently contain a cash bonus component. The cash bonus described above for Mr. Berger is in addition to the $20,000 bonus that Mr. Berger will receive for the first fiscal quarter that the Company obtains positive cash flow, as provided in his letter agreement with the Company.  Mr. Berger will also participate in the general employee equity incentive program for 2009. The employment agreements for Messrs. Reichard, Abdelmonem and Berger will be appropriately amended to reflect the terms of the Committee’s bonus program. After the amendments to the employment agreements have been executed, the Company will file the amendments to such agreements with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:	/s/ Gary Berger
Name : Gary Berger
Title: Chief Financial Officer
Date: January 15, 2009